UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

AMENDMENT NO. 1 TO

REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MedicalCV, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-1717208
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9725 South Robert Trail
Inver Grove Heights, Minnesota	55077
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act: N/A

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, $0.01 par value

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                           Description of Registrant’s Securities to Be Registered.

This registration statement relates to the common stock, par value $0.01 per share, of MedicalCV, Inc.  Our authorized capital stock consists of 24,000,000 shares of common stock, par value $0.01 per share, 998,100 shares of preferred stock, par value $0.01 per share, and 1,900 shares of 5% Series A Redeemable Convertible Preferred Stock.  As of June 26, 2006, we had no outstanding shares of 5% Series A Redeemable Convertible Preferred Stock.

Common Stock

As of June 26, 2006, we had 9,122,938 shares of common stock issued and outstanding.  All outstanding shares of common stock are fully paid and nonassessable.  The holders of common stock are entitled to one vote for each share held of record on all matters voted upon by shareholders and may not cumulate votes for the election of directors.  Thus, the owners of a majority of the common stock outstanding may elect all of the directors if they choose to do so, and the owners of the balance of such shares would not be able to elect any directors.  Subject to the rights of any future series of preferred stock which may be designated, each share of outstanding common stock is entitled to participate equally in any distribution of net assets made to the shareholders in the event of liquidation, dissolution or winding up of our company and is entitled to participate equally in dividends as and when declared by the board of directors.  There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock.  All shares of common stock have equal rights and preferences.

Undesignated Preferred Stock

Under governing Minnesota law and our articles of incorporation, no action by our shareholders is necessary, and only action of the board of directors is required, to authorize the issuance of any of the shares of authorized preferred stock.  The board of directors is empowered to establish, and to designate the name of, each class or series of preferred stock and to set the terms of such shares, including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion, voting rights, preferences and other rights.  Accordingly, the board of directors, without shareholder approval, may issue shares of preferred stock with terms that could adversely affect the voting power and other rights of holders of the common stock.

The undesignated preferred stock may have the effect of discouraging an attempt, through the acquisition of a substantial number of shares of common stock, to acquire control of our company with a view to effecting a merger, sale or exchange of assets or a similar transaction.  For example, the board of directors could issue preferred stock as a dividend to holders of common stock or place preferred stock privately with purchasers who may side with the board of directors in opposing a takeover bid.  The anti-takeover effects of the undesignated preferred stock may deny shareholders the receipt of a premium on their common stock and may also have a depressive effect on the market price of the common stock.

Item 2.                           Exhibits.

The following exhibits have been filed with the SEC and are incorporated herein by reference.

•                                          Restated Articles of Incorporation of the Registrant, as Amended (incorporated by reference to Amendment No. 1 to our Registration Statement on Form SB-2, filed on June 6, 2006 (File No. 333-134315)).

•                                          By-laws of the Registrant (incorporated by reference to our Registration Statement on Form SB-2, filed on August 31, 2001 (File No. 333-68884)).

•                                          Specimen Common Stock Certificate (incorporated by reference to Amendment No. 1 to our Registration Statement on Form SB-2, filed on June 6, 2006 (File No. 333-134315)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: July 31, 2006	MEDICALCV, INC.

	By	/s/ John H. Jungbauer
John H. Jungbauer
Principal Financial Officer and Principal
Accounting Officer